NEUBERGER BERMAN REAL ESTATE INCOME FUND INC.

                           OFFER TO PURCHASE FOR CASH
                    UP TO 943,704 SHARES OF ITS COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                                       AT
                              $20.00 NET PER SHARE

--------------------------------------------------------------------------------

    THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 29, 2004, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    THE FUND OFFER (AS DEFINED HEREIN) IS NOT CONDITIONED UPON NEUBERGER BERMAN REAL ESTATE INCOME FUND INC. (THE "FUND") OBTAINING FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE FUND OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE "INTRODUCTION" AND "THE FUND OFFER--CONDITIONS TO THE FUND OFFER."

                            ------------------------

    THE BOARD OF DIRECTORS OF THE FUND (THE "BOARD"), BY THE UNANIMOUS VOTE OF THOSE DIRECTORS PRESENT, HAS APPROVED THE FUND OFFER. HOWEVER, THE BOARD RECOMMENDS THAT ALL FUND STOCKHOLDERS NOT TENDER INTO THE FUND OFFER.

    THE FUND OFFER IS ONE OF SEVERAL STEPS IN YOUR BOARD'S PLAN TO DEFEND THE FUND AND ITS STOCKHOLDERS AGAINST THE UNSOLICITED AND PARTIAL TENDER OFFER COMMENCED BY THE LOLA BROWN TRUST NO. 1B AND THE ERNEST HOREJSI TRUST NO. 1B (TOGETHER, THE "HOREJSI TRUSTS") DISCLOSED IN A TENDER OFFER STATEMENT DATED SEPTEMBER 10, 2004 (THE "HOREJSI OFFER"). YOUR BOARD HAS CONCLUDED THAT THE HOREJSI OFFER IS COERCIVE AND HAS TAKEN CERTAIN ACTIONS TO DEFEND THE FUND AND ITS STOCKHOLDERS AND TO DISCOURAGE THE HOSTILE OFFER. HOWEVER, IN ORDER TO PROVIDE LIQUIDITY TO ANY STOCKHOLDER WHO MIGHT BE INTERESTED IN SELLING SHARES OF COMMON STOCK, PAR VALUE $0.0001 PER SHARE, OF THE FUND (THE "COMMON SHARES"), THE BOARD HAS DETERMINED TO COMMENCE THE FUND OFFER TO PROVIDE LIQUIDITY TO STOCKHOLDERS, WITHOUT REQUIRING THEM TO TENDER INTO THE COERCIVE HOREJSI OFFER. THE BOARD RECOMMENDS THAT STOCKHOLDERS NOT TENDER INTO EITHER THE FUND OFFER OR THE HOREJSI OFFER. HOWEVER, IF A STOCKHOLDER IS INCLINED TO TENDER INTO EITHER OFFER, YOUR BOARD URGES STOCKHOLDERS TO TENDER ONLY INTO THE FUND OFFER.

    IN ORDER TO DEFEND THE FUND AND ITS STOCKHOLDERS, YOUR BOARD HAS ALSO ADOPTED A RIGHTS AGREEMENT UNDER WHICH ALL STOCKHOLDERS OF RECORD AS OF OCTOBER 7, 2004 WILL RECEIVE RIGHTS TO PURCHASE COMMON SHARES ENTITLING SUCH HOLDER TO PURCHASE FROM THE FUND THREE COMMON SHARES AT A PRICE EQUAL TO THE PAR VALUE OF SUCH SHARES. SUCH RIGHTS WILL BECOME EXERCISABLE 10 DAYS FOLLOWING A PUBLIC ANNOUNCEMENT THAT A PERSON OR GROUP OF AFFILIATED OR ASSOCIATED PERSONS HAVE ACQUIRED BENEFICIAL OWNERSHIP OF 11% OR MORE OF THE OUTSTANDING COMMON SHARES. BECAUSE OF THIS RIGHTS AGREEMENT, YOUR BOARD HAS A SERIOUS QUESTION ABOUT WHETHER THE HOREJSI TRUSTS WILL PURCHASE COMMON SHARES PURSUANT TO THE TERMS OF THE HOREJSI OFFER.

    YOUR BOARD, BY THE UNANIMOUS VOTE OF THE DIRECTORS PRESENT, HAS DETERMINED THAT THE OFFER BY THE HOREJSI TRUSTS IS NOT IN THE BEST INTERESTS OF THE FUND AND ITS STOCKHOLDERS AND SHOULD BE REJECTED. IF YOU ALREADY HAVE TENDERED INTO THE HOREJSI OFFER, WE URGE YOU TO DEMAND THAT YOUR SHARES BE RETURNED.

    COMMON SHARES TENDERED IN THE FUND OFFER THAT BECAUSE OF PRORATION ARE NOT PURCHASED WILL BE RETURNED AT OUR EXPENSE TO YOU OR TO OTHER PERSONS AT YOUR DISCRETION.

                       IMPORTANT STOCKHOLDER INFORMATION

    If you wish to tender all or any part of your Common Shares, you should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to the Depositary (as defined herein) or deliver such Common Shares pursuant to the procedures for book-entry transfers set forth in Section 4 prior to the expiration date of the Fund Offer or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have Common Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Common Shares.

    If you desire to tender your Common Shares and your Common Shares are not immediately available, or you cannot comply with the procedures for book-entry transfers described in the Fund Offer on a timely basis, you may tender such Common Shares by following the procedures for guaranteed delivery set forth in
Section 4.

    A summary of the principal terms of the Fund Offer appears on pages 1-5 hereof.

    If you have questions about the Fund Offer, you can contact Georgeson Shareholder Communications Inc. ("Georgeson"), the information agent for the Fund Offer, at its respective address and telephone numbers set forth on the back cover of the Fund Offer. You can also obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery from Georgeson, or your broker, dealer, commercial bank, trust company or other nominee.

    If you tendered your Common Shares to Depositary for the Fund Offer through a bank or broker you should notify that bank or broker if you wish to withdraw your Common Shares.

    If you have previously tendered your Common Shares to The Colbent Corporation (the depositary for the Horejsi Offer), you should contact Georgeson at its respective address and telephone numbers set forth on the back cover of the Fund Offer. They will furnish you with instructions for withdrawing your Common Shares. In addition, if you have tendered your Common Shares to The Colbent Corporation pursuant to the Horejsi Offer, you may withdraw your Common Shares previously tendered by completing, executing and sending the "Notice of Withdrawal", which has been provided to you along with this Offer to Purchase, to any one of the addresses for The Colbent Corporation as set forth on the first page of such Notice of Withdrawal.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE FUND OFFER.

October 1, 2004

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

SUMMARY TERM SHEET.........................................................    1

INTRODUCTION...............................................................    6

THE FUND OFFER.............................................................    8

  1.    Terms of the Fund Offer; Expiration Date...........................    8

  2.    Extension of Tender Period; Termination; Amendment.................    8

  3.    Acceptance for Payment and Payment.................................    9

  4.    Procedure for Tendering Common Shares..............................   10

  5.    Withdrawal Rights..................................................   12

  6.    Material Tax Considerations........................................   12

  7.    Price Range of Common Shares; Dividends............................   16

  8.    Certain Information Concerning the Fund............................   16

  9.    Source and Amount of Funds.........................................   19

  10.   Background of the Fund Offer.......................................   19

  11.   Reasons and Recommendation of the Board............................   23

  12.   Purpose and Structure of the Fund Offer; Appraisal Rights..........   25

  13.   Conditions to the Fund Offer.......................................   25

  14.   Certain Legal Matters; Regulatory Approvals........................   27

  15.   Fees and Expenses..................................................   27

  16.   Miscellaneous......................................................   28

                               SUMMARY TERM SHEET

    This summary term sheet is a brief description of the material provisions of the Fund Offer (as defined below) being made by Neuberger Berman Real Estate Income Fund Inc. (the "Fund") to purchase up to 943,704 shares of its common stock, par value $0.0001 per share, including associated common stock purchase rights (collectively, the "Common Shares"), for $20.00 per Common Share net to the seller in cash without interest pursuant to this Offer to Purchase and the accompanying Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the "Fund Offer"). The following are some of the questions you, as a stockholder of the Fund, may have and answers to those questions. You should carefully read the Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of the Offer to Purchase and the Letter of Transmittal.

WHAT SECURITIES ARE WE OFFERING TO PURCHASE?

    We are offering to purchase up to 943,704 Common Shares and the associated Common Share purchase rights representing a total purchase of up to 20% of the outstanding Common Shares as of September 23, 2004 at a purchase price of $20.00 per Common Share, net to the seller in cash without interest.

WHAT IS THE PURPOSE OF THE FUND OFFER?

    As previously disclosed in the Fund's Schedule 14D-9 filed with the Securities and Exchange Commission (the "SEC") on September 23, 2004 (the "Schedule 14D-9"), the Fund Offer is one of several steps in the plan of your Fund's Board of Directors (the "Board") to defend the Fund and its stockholders against the unsolicited, partial and coercive tender offer commenced by the Lola Brown Trust No. 1B, an irrevocable grantor trust domiciled and administered in South Dakota (the "Lola Trust"), and the Ernest Horejsi Trust No. 1B, an irrevocable grantor trust domiciled and administered in South Dakota (together with the Lola Trust, the "Horejsi Trusts") described in a Tender Offer Statement on Schedule TO dated September 10, 2004, offering to purchase up to 1,825,000 issued and outstanding Common Shares at a price of $19.89 per share net to the seller in cash without interest, upon the terms and subject to the conditions set forth in the Horejsi Trusts' Offer to Purchase dated September 10, 2004 and in the related Letter of Transmittal (together with the related Offer to Purchase, the "Horejsi Offer").

    In order to defend the Fund and its stockholders, your Board has also adopted a Rights Agreement under which all stockholders of record as of October 7, 2004 will receive rights to purchase Common Shares entitling such holder to purchase from the Fund three Common Shares at a price equal to the par value of such Common Shares. Such rights will become exercisable 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 11% or more of the outstanding Common Shares. Because of this Rights Agreement, your Board has a serious question about whether the Horejsi Trusts will purchase Common Shares pursuant to the terms of the Horejsi Offer.

    YOUR BOARD RECOMMENDS THAT STOCKHOLDERS NOT TENDER INTO THE FUND OFFER OR THE HOREJSI OFFER. HOWEVER, IF A STOCKHOLDER IS INCLINED TO TENDER INTO EITHER OFFER, YOUR BOARD URGES YOU TO TENDER ONLY INTO THE FUND OFFER. The Fund Offer's price is less than the net asset value per Common Share, and stockholders who do not tender will receive the benefit of the increase in net asset value per Common Share after giving effect to the Fund Offer, if the Fund continues to trade at a discount to net asset value.

HOW DOES THE FUND OFFER AFFECT THE HOREJSI OFFER?

    Pursuant to the terms of the Horejsi Offer, the actions taken by the Fund provide the Horejsi Trusts the right to terminate the Horejsi Offer. We do not know what actions, if any, the Horejsi Trusts will take with respect to the Horejsi Offer.

WHAT IF I PREVIOUSLY TENDERED INTO THE HOREJSI OFFER?

    If you have previously tendered your Common Shares to The Colbent Corporation (the depositary for the Horejsi Offer), and you wish to withdraw such shares, you should contact Georgeson Shareholder Communications Inc. ("Georgeson"), the information agent for the Fund Offer, at its respective address and telephone numbers set forth on the back cover of the Fund Offer. They will furnish you with instructions for withdrawing your Common Shares. In addition, if you have tendered your Common Shares to The Colbent Corporation pursuant to the Horejsi Offer, you may withdraw your Common Shares previously tendered by completing, executing and sending the "Notice of Withdrawal", which has been provided to you along with this Offer to Purchase, to any one of the addresses for The Colbent Corporation as set forth on the first page of such Notice of Withdrawal.

WHAT WILL HAPPEN IF MORE THAN 943,704 COMMON SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE FUND OFFER?

    If more than 943,704 Common Shares are validly tendered and not withdrawn prior to the expiration date of the Fund Offer, we will accept for payment and pay for only 943,704 Common Shares on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Common Shares) based on the number of Common Shares properly tendered and not withdrawn by each stockholder prior to or on the expiration date of the Fund Offer. Preliminary results of proration will be announced by press release as promptly as practicable after the expiration date of the Fund Offer. Stockholders may obtain such preliminary information from Georgeson and may be able to obtain such information from their broker.

WHAT WILL HAPPEN TO MY TENDERED COMMON SHARES THAT ARE NOT PURCHASED IN THE FUND OFFER?

    We will purchase Common Shares in the Fund Offer from all stockholders who properly tender and do not withdraw Common Shares on a pro rata basis. Consequently, if the Fund Offer is oversubscribed, then all of the Common Shares that you tender in the Fund Offer may not be purchased. Common Shares tendered in the Fund Offer that are not purchased because of proration will be returned at our expense to you or to other persons at your discretion.

HOW MUCH ARE YOU OFFERING TO PAY FOR MY COMMON SHARES AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

    We are offering to pay $20.00 per Common Share, net to you in cash without interest. If you tender your Common Shares to us in the Fund Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Common Shares through a broker or other nominee, and your broker tenders your Common Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    Yes. We will need approximately $18,874,080 to purchase all the Common Shares pursuant to the Fund Offer and to pay related fees and expenses. It is anticipated that such funds will be obtained from our general corporate funds. The Fund Offer is not subject to our receipt of any additional financing.

In addition, the Fund entered into a Common Stock Purchase Agreement with Neuberger Berman, LLC, pursuant to which Neuberger Berman, LLC purchased 139,535 Common Shares for approximately $3 million, which proceeds will provide a portion of the funds necessary for the Fund Offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE FUND OFFER?

    You have until at least 12:00 Midnight, New York City time, on October 29, 2004, to decide whether to tender your Common Shares in the Fund Offer. Further, if you cannot deliver everything required to make a valid tender to The Bank of New York, the depositary for the Fund Offer, prior to such time, you may be able to use a guaranteed delivery procedure, which is described in "The Fund Offer--Procedure for Tendering Common Shares".

CAN THE FUND OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    The Fund Offer may be extended for any period to the extent required or permitted by law or by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Fund Offer, and after the initially scheduled expiration date of the Fund Offer if, upon any expiration of the Fund Offer, any condition to the Fund Offer is not satisfied and there is a reasonable basis to believe that such condition could be satisfied.

HOW WILL I BE NOTIFIED IF THE FUND OFFER IS EXTENDED?

    If we decide to extend the Fund Offer, we will inform The Bank of New York, the depositary for the Fund Offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the Fund Offer was scheduled to expire.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE FUND OFFER?

    The Fund Offer is not conditioned upon the Fund obtaining financing or upon any minimum number of Common Shares being tendered. The Fund Offer is, however, subject to other conditions. See "The Fund Offer--Conditions to the Fund Offer."

HOW DO I TENDER MY COMMON SHARES IN THE FUND OFFER?

    To tender Common Shares, you must deliver a completed Letter of Transmittal to The Bank of New York, the depositary for the Fund Offer, not later than the time the Fund Offer expires. If your Common Shares are held in street name by your broker, dealer, bank, trust company or other nominee, such nominee can tender your Common Shares through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the depositary prior to the expiration date of the Fund Offer, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution to guarantee that the missing items will be received by the depositary within three trading days. However, the depositary must receive the missing items within that three trading day period.

UNTIL WHAT TIME CAN I WITHDRAW TENDERED COMMON SHARES IN THE FUND OFFER?

    You can withdraw tendered Common Shares at any time until the Fund Offer has expired and, if we have not agreed to accept your Common Shares for payment by November 29, 2004, you can withdraw them at any time after such time until we accept Common Shares for payment.

HOW DO I WITHDRAW TENDERED COMMON SHARES IN THE FUND OFFER?

    To withdraw Common Shares, you must deliver a written Notice of Withdrawal, or a facsimile of one, with the required information to The Bank of New York, the depositary for the Fund Offer, while you have the right to withdraw the Common Shares.

WHEN AND HOW WILL I BE PAID FOR MY TENDERED COMMON SHARES IN THE FUND OFFER?

    We will pay for all validly tendered and not withdrawn Common Shares, subject to the proration provisions noted in the Fund Offer, promptly after the expiration date of the Fund Offer, subject to the satisfaction or waiver of the conditions to the Fund Offer, as set forth in "The Fund Offer--Conditions to the Fund Offer." We do, however, reserve the right, in our sole discretion, to delay payment for Common Shares pending receipt of any regulatory or governmental approvals to the Fund Offer as described under the caption "The Fund Offer--Certain Legal Matters; Regulatory Approvals." We will pay for your validly tendered and not withdrawn Common Shares by depositing the purchase price with The Bank of New York, the depositary for the Fund Offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Common Shares will be made only after timely receipt by The Bank of New York of a properly completed and duly executed Letter of Transmittal, any other required documents for such Common Shares and, for Common Shares held in street name, confirmation of a book-entry transfer of such Common Shares (as described in "The Fund Offer--Procedure for Tendering Common Shares").

WHAT DOES THE BOARD THINK OF THE FUND OFFER?

    AFTER CAREFUL CONSIDERATION, YOUR BOARD RECOMMENDS THAT STOCKHOLDERS NOT TENDER INTO THE FUND OFFER OR THE HOREJSI OFFER. HOWEVER, IF A STOCKHOLDER IS INCLINED TO TENDER INTO EITHER OFFER, THE BOARD URGES STOCKHOLDERS TO TENDER ONLY INTO THE FUND OFFER.

    The Fund Offer is one of several steps in your Board's plan to defend the Fund and its stockholders against the unsolicited and partial tender offer commenced by the Horejsi Trusts. Your Board has concluded that the Horejsi Offer is coercive and has taken certain actions to defend the Fund and its stockholders and to discourage the hostile offer. However, in order to provide liquidity to any stockholder who might be interested in selling Common Shares, the Board has determined to commence the Fund Offer to provide liquidity to stockholders, without requiring them to tender into the coercive Horejsi Offer.

WHAT HAPPENS AFTER THE FUND OFFER?

    As mentioned previously and further discussed in the Schedule 14D-9, the Fund Offer is one of several steps in your Board's plan to defend the Fund and its stockholders against the Horejsi Offer. The Fund Offer is intended to provide a means for the Horejsi Trusts to sell their Common Shares in an orderly manner. If the Horejsi Trusts do not sell in the Fund Offer, your Board may consider additional actions, which may include additional self tender offers or mergers with other funds. The Board will only take these actions, however, if your independent directors conclude that they will serve the best interests of the Fund's stockholders.

IF I DECIDE NOT TO TENDER MY COMMON SHARES IN THE FUND OFFER, HOW WILL THE FUND OFFER AFFECT MY COMMON SHARES?

    If you decide not to tender your Common Shares, you will still own the same number of Common Shares, and the Fund will still be a public company listed on the New York Stock Exchange. However, the purchase of Common Shares in the Fund Offer may reduce the number of holders of Common Shares and will reduce the number of Common Shares that might otherwise trade publicly. This could adversely affect the liquidity and market value of the remaining Common Shares the public holds. See Section 8.

WHAT IS THE MARKET VALUE OF MY COMMON SHARES AS OF A RECENT DATE?

    On September 30, 2004, the last full trading day before the date of the Fund Offer, the closing price of a Common Share on the New York Stock Exchange was $19.72. We advise you to obtain a recent quotation for Common Shares before deciding whether to tender your Common Shares.

WILL I HAVE TO PAY TAXES IF THE FUND PURCHASES MY COMMON SHARES IN THE FUND
OFFER?

    Generally, your sale of Common Shares pursuant to the Fund Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. For federal income tax purposes, the sale of Common Shares for cash will be treated either as (1) a sale or exchange of Common Shares, or (2) a distribution with respect to your Common Shares potentially taxable as a dividend. See Section 6.

    You are urged to consult with your own tax adviser to determine the tax consequences of participating in the Fund Offer.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE FUND OFFER?

    You can call Georgeson, the information agent for the Fund Offer, at
(877) 255-0133 (toll free). Banks and brokerage firms can contact Georgeson at
(212) 440-9800.

TO THE HOLDERS OF COMMON SHARES OF NEUBERGER BERMAN REAL ESTATE INCOME
FUND INC.:

                                  INTRODUCTION

    Neuberger Berman Real Estate Income Fund Inc. (the "Fund") hereby offers to purchase up to 943,704 shares of its outstanding common stock, par value $0.0001 per share (the "Common Shares"), at $20.00 per Common Share net to the seller in cash without interest (the "Per Share Amount"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the "Fund Offer"). You will not be obligated to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Common Shares pursuant to the Fund Offer. However, if you own your Common Shares through a broker or other nominee, and your broker tenders your Common Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. We will pay all charges and expenses of The Bank of New York (the "Depositary") and Georgeson Shareholder Communications Inc. (the "Information Agent") incurred in connection with the Fund Offer. See "The Fund Offer--Fees and Expenses." All Common Shares tendered and purchased will include the tender and purchase of the associated Common Shares purchase rights (the "Rights") to be issued pursuant to the Rights Agreement between us and The Bank of New York, as rights agent, dated September 23, 2004 (the "Rights Agreement"), and, unless the context otherwise requires, all references in this document to Common Shares include the Rights. On September 23, 2004, the Fund's Board of Directors (the "Board") declared a dividend of one Right per each outstanding Common Share, pursuant to which stockholders of record as of the close of business on October 7, 2004 will receive Rights entitling such holder to purchase from the Fund three Common Shares at a price equal to the par value of such Common Shares. Because of this Rights Agreement, your Board has a serious question about whether the Horejsi Trusts will purchase Common Shares pursuant to the terms of the Horejsi Offer. See "Item 10--Background of the Fund Offer" for a more detailed description of the Rights.

    As previously disclosed in the Fund's Schedule 14D-9 filed with the Securities and Exchange Commission (the "SEC") on September 23, 2004 (the "Schedule 14D-9"), the Fund Offer is one of several steps in your Board's plan to defend the Fund and its stockholders against the unsolicited, partial and coercive tender offer commenced by the Lola Brown Trust No. 1B, an irrevocable grantor trust domiciled and administered in South Dakota (the "Lola Trust"), and the Ernest Horejsi Trust No. 1B, an irrevocable grantor trust domiciled and administered in South Dakota (together with the Lola Trust, the "Horejsi Trusts") disclosed in a Tender Offer Statement on Schedule TO dated
September 10, 2004, offering to purchase up to 1,825,000 issued and outstanding Common Shares at a price of $19.89 per share net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 10, 2004 and in the related Letter of Transmittal (together with the related Offer to Purchase, the "Horejsi Offer").

    Your Board has concluded that the Horejsi Offer is coercive and has taken certain actions to defend the Fund and its stockholders and to discourage the hostile offer. However, in order to provide liquidity to any stockholder who might be interested in selling Common Shares, the Board has determined to commence the Fund Offer to provide liquidity to stockholders, without requiring them to tender into the coercive Horejsi Offer.

    YOUR BOARD RECOMMENDS THAT STOCKHOLDERS NOT TENDER INTO THE FUND OFFER OR THE HOREJSI OFFER. HOWEVER, IF A STOCKHOLDER IS INCLINED TO TENDER INTO EITHER OFFER, YOUR BOARD URGES YOU TO TENDER ONLY INTO THE FUND OFFER. The Fund Offer's price is less than the net asset value per Common Share of $21.84 as of September 30, 2004, and stockholders who do not tender will receive the benefit of the increase in net asset value per Common Share after giving effect to the Fund Offer, if the Fund continues to trade at a discount. Your Board determined the size of the Fund Offer based upon its belief that most stockholders will not tender their Common Shares and its determination that the size of the Fund Offer will not adversely impact the Fund's capital structure (including the outstanding shares of preferred stock).

    COMMON SHARES TENDERED IN THE FUND OFFER THAT, BECAUSE OF PRORATION, ARE NOT PURCHASED WILL BE RETURNED AT OUR EXPENSE TO YOU OR TO OTHER PERSONS AT YOUR DISCRETION.

    The Fund Offer is not conditioned upon the receipt of financing or upon any minimum number of Common Shares being tendered. The Fund Offer is subject to the conditions described in "The Fund Offer--Conditions to the Fund Offer". See
Section 13.

    Stockholders who determine not to tender their Common Shares in the Fund Offer should consider that the Fund will not be limited in its right to issue additional Common Shares, and other equity securities in the future. In determining whether to tender Common Shares pursuant to the Fund Offer, stockholders should also consider the possibility that they may be able to sell their Common Shares in the future on the New York Stock Exchange (the "NYSE") or otherwise at a net price higher than the Per Share Amount. The Fund can give no assurance, however, as to the price at which a stockholder may be able to sell their Common Shares in the future. See Section 8.

    As of September 23, 2004, there were 4,718,518 Common Shares outstanding. The Common Shares are listed and traded on the NYSE under the symbol "NRL." As of September 30, 2004, the closing price of a Common Share, as reported on the NYSE was $19.72 per Share.

    YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON SHARES.

    You will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the sale of Common Shares pursuant to the Fund Offer. If your broker holds your Common Shares, you may be required by your broker to pay a service charge or other fee and, therefore, should consult with your broker. You may be subject to federal income tax on the receipt of cash for Common Shares purchased by us pursuant to the Fund Offer. See Section 6. IN ADDITION, IF YOU FAIL TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE IRS FORM W-9 THAT IS INCLUDED WITH THE LETTER OF TRANSMITTAL, YOU MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAYABLE TO YOU PURSUANT TO THE FUND OFFER, AND CERTAIN NON-U.S. STOCKHOLDERS MAY BE SUBJECT TO A 30% INCOME TAX WITHHOLDING. See Section 6. We will pay all fees and expenses of the Depositary incurred in connection with the Fund Offer. See Section 15.

    THE FUND OFFER AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE FUND OFFER.

                                 THE FUND OFFER

    1. TERMS OF THE FUND OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions set forth in the Fund Offer, we will accept for payment and pay for up to 943,704 Common Shares that are validly tendered and not withdrawn prior to the Expiration Date (as defined below) at a price of $20.00 per Common Share net to the seller in cash without interest.

    To the extent more than 943,704 Common Shares are tendered in the Fund Offer and not withdrawn, we will purchase 943,704 Common Shares on a pro rata basis (with appropriate adjustment to avoid purchase of fractional Common Shares) based on the number of Common Shares properly tendered and not withdrawn by each stockholder prior to the Expiration Date. See "The Fund Offer--Acceptance for Payment and Payment."

    "Expiration Date" means 12:00 Midnight, New York City time, on October 29, 2004, unless we extend the period of time for which the Fund Offer is open, in which event "Expiration Date" means the latest time and date at which the Fund Offer, as so extended, shall expire.

    The Fund Offer is not subject to the receipt of financing or upon any minimum number of Common Shares being tendered in the Fund Offer. The Fund Offer is subject to other conditions as described in "The Fund Offer--Conditions to the Fund Offer." Subject to the terms of this Offer to Purchase, the Fund expressly reserves the right to waive any condition and to make any other changes in the terms and conditions of the Fund Offer. The Fund Offer may be extended for any period to the extent required by law or by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Fund Offer, and after the initially scheduled Expiration Date if, upon any expiration of the Fund Offer, any condition to the Fund Offer shall not be satisfied and there is a reasonable basis to believe that such condition could be satisfied. For a description of our right to extend, amend, delay or terminate the Fund Offer, see "The Fund Offer--Extension of the Tender Period; Termination; Amendment," and "The Fund Offer--Conditions to the Fund Offer."

    2. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT. Our obligation to consummate the Fund Offer and to accept for payment and to pay for Common Shares tendered pursuant to the Fund Offer shall be subject to the conditions set forth in "The Fund Offer--Conditions to the Fund Offer." Subject to the terms of this Fund Offer to Purchase, the Fund expressly reserves the right to waive any such condition and to make any other changes in the terms and conditions of the Fund Offer.

    However, the Fund Offer may be extended for any period prior to the Expiration Date to the extent required by law or by any rule, regulation, interpretation or position of the SEC applicable to the Fund Offer. The Fund Offer also may be extended if any condition to the Fund Offer shall not be satisfied and there is a reasonable basis to believe that such condition could be satisfied.

    If we increase or decrease the percentage of Common Shares being sought or increase or decrease the consideration to be paid for Common Shares pursuant to the Fund Offer and the Fund Offer is scheduled to expire less than 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Fund Offer will be extended until the expiration of such period of 10 business days. If we make a material change in the terms of the Fund Offer (other than a change in price or percentage of securities sought) or in the information concerning the Fund Offer, or waive a material condition of the Fund Offer, we will extend the Fund Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Fund Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and percentage of Common Shares sought, a minimum of 10 business days may be required to allow adequate dissemination and investor response. "Business day" means any day other than Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

    Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement, in the case of an extension of the Fund Offer to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Fund Offer, in accordance with the public announcement requirements of Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes in the information published, sent or given to any stockholders in connection with the Fund Offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which we may choose to make any public announcement, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release.

    If we extend the time during which the Fund Offer is open, or if we are delayed in its acceptance for payment of or payment for Common Shares pursuant to the Fund Offer for any reason, then, without prejudice to our rights under the Fund Offer, the Depositary may retain tendered Common Shares on our behalf and those Common Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under "The Fund Offer--Withdrawal Rights". However, our ability to delay the payment for Common Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer.

    We will send this Offer to Purchase and the related Letter of Transmittal to record holders of Common Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Common Shares.

    3. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Fund Offer, we will accept for payment and pay for, promptly after the Expiration Date, up to 943,704 Common Shares that are validly tendered and not withdrawn prior to the Expiration Date, subject to the satisfaction or waiver of the conditions set forth in "The Fund Offer--Conditions to the Fund Offer" at a price of $20.00 per Common Share net to the seller in cash without interest. In addition, we reserve the right, subject to compliance with Rule 14e-1(c) under the Exchange Act, to delay the acceptance for payment or payment for Common Shares pending receipt of any regulatory or governmental approvals to the Fund Offer as described under the caption "The Fund Offer--Certain Legal Matters; Regulatory Approvals." For a description of our right to terminate the Fund Offer and not accept for payment or pay for Common Shares or to delay acceptance for payment or payment for Common Shares, see "The Fund Offer--Extension of Tender Period; Termination; Amendment."

     For purposes of the Fund Offer, we shall be deemed to have accepted for payment tendered Common Shares when, as and if we give oral or written notice of our acceptance to the Depositary. We will pay for Common Shares accepted for payment pursuant to the Fund Offer by depositing the purchase price with the Depositary. The Depositary will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Common Shares accepted for payment pursuant to the Fund Offer will be made only after timely receipt by the Depositary of such Common Shares via the Direct Registration System ("DRS") (or of a confirmation of a book-entry transfer of such Common Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in "The Fund Offer--Procedure for Tendering Common Shares")), a properly completed and duly executed Letter of Transmittal and any other required documents.

Accordingly, payment may be made to tendering stockholders at different times if delivery of the Common Shares and other required documents occurs at different times. For a description of the procedure for tendering Common Shares pursuant to the Fund Offer, see "The Fund Offer--Procedure for Tendering Common Shares." Pursuant to the Fund Offer, Common Shares that have been tendered and accepted for payment by the Fund will constitute authorized but unissued Common Shares.

    Under no circumstances will we pay interest on the consideration paid for Common Shares pursuant to the Fund Offer, regardless of any delay in making such payment. If we increase the consideration to be paid for Common Shares pursuant to the Fund Offer, we will pay such increased consideration for all Common Shares purchased pursuant to the Fund Offer.

     If any tendered Common Shares are not purchased pursuant to the Fund Offer for any reason, other than as a result of the proration procedures described below, or if more Common Shares are submitted than are tendered, such unpurchased or untendered Common Shares will be returned to your account held through the DRS or, in the case of Common Shares tendered by book-entry transfer, via credit to an account maintained at the Book-Entry Transfer Facility as defined below), without expense to you or to other persons at your discretion, as promptly as practicable following the expiration or termination of the Fund Offer.

    If more than 943,704 Common Shares are validly tendered and not withdrawn prior to the Expiration Date, we will accept for payment and pay for only 943,704 Common Shares on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Common Shares) based on the number of Common Shares properly tendered by each stockholder prior to or on the Expiration Date and not withdrawn. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their broker. Unless otherwise indicated on the Letter of Transmittal, any properly tendered Common Shares that are not accepted for payment and paid for because of proration will be returned at our expense to you or to other persons at your discretion.

    4. PROCEDURE FOR TENDERING COMMON SHARES. To tender Common Shares pursuant to the Fund Offer, either (i) the Depositary must receive at one of its addresses set forth on the back cover of the Fund Offer (A) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal and (B) for Common Shares held at The Depository Trust Company, delivery of such Common Shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent's Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or
(ii) the guaranteed delivery procedure described below must be complied with.

    BOOK-ENTRY DELIVERY. The Depositary has established an account with respect to the Common Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Fund Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Common Shares by causing the Book-Entry Transfer Facility to transfer such Common Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Common Shares may be effected through book-entry transfer, the Letter of Transmittal properly completed and duly executed together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of the Fund Offer by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Common Shares that are the subject of such book-entry confirmation which such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Fund may enforce such agreement against such participant.

    SIGNATURE GUARANTEES. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP) (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holder of the Common Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Common Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If you wish to tender Common Shares pursuant to the Fund Offer and cannot deliver such Common Shares and all other required documents to the Depositary by the Expiration Date, or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Common Shares if all of the following conditions are met:

        (i) for Common Shares held in street name, such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary (as provided below) by the Expiration Date; and

       (iii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent's Message and any other documents required by the Letter of Transmittal and, for Common Shares held in street name, confirmation of a book-entry transfer of such Common Shares into the Depositary's account at the Book-Entry Transfer Facility, are received by the Depositary within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice. The method of delivery of Common Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk, and the delivery will be deemed made only when actually received by the Depositary.

    BACK-UP WITHHOLDING. Under the federal income tax law, the Depositary will be required to withhold 28% of the amount of any payments made to individuals and certain non-corporate stockholders pursuant to the Fund Offer. In order to avoid such backup withholding, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to backup withholding by completing the Substitute IRS Form W-9 included in the Letter of Transmittal. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) or Form W-8IMY (Certificate of Foreign Intermediary, Foreign Partnership or Certain U.S. Branches For United States Tax Withholding) prior to receipt of any payment.

    VALIDITY. We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Common Shares, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Common Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Common Shares. Our interpretation of the terms and conditions of the Fund Offer will be final and binding. None of the Fund, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

    The tender of Common Shares pursuant to any one of the procedures described above will constitute your acceptance of the Fund Offer, as well as your representation and warranty that (i) you own the Common Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (ii) the tender of such Common Shares complies with Rule 14e-4, and (iii) you have the full power and authority to tender, sell, assign and transfer the Common Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Common Shares tendered by you pursuant to the Fund Offer will constitute a binding agreement between us with respect to such Common Shares, upon the terms and subject to the conditions of the Fund Offer.

    5. WITHDRAWAL RIGHTS. You may withdraw tenders of Common Shares made pursuant to the Fund Offer at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after November 29, 2004 unless such Common Shares are accepted for payment as provided in the Fund Offer. If we extend the period of time during which the Fund Offer is open or are delayed in accepting for payment or paying for Common Shares pursuant to the Fund Offer for any reason, then, without prejudice to our rights under the Fund Offer, the Depositary may, on our behalf, retain all Common Shares tendered, and such Common Shares may not be withdrawn except as otherwise provided in this Section.

    To withdraw tendered Common Shares, a written or facsimile transmission notice of withdrawal with respect to the Common Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Fund Offer, and the notice of withdrawal must specify the name of the person who tendered the Common Shares to be withdrawn and the number of Common Shares to be withdrawn and the name of the registered holder of Common Shares, if different from that of the person who tendered such Common Shares. If the Common Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Common Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Common Shares. In addition, such notice must specify, in the case of Common Shares tendered by DRS transaction, the name of the registered holder (if different from that of the tendering stockholder) and the number of Common Shares to be withdrawn or, in the case of Common Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Shares. Withdrawals may not be rescinded, and Common Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Fund Offer. However, withdrawn Common Shares may be re-entered by again following one of the procedures described in "The Fund Offer--Procedures for Tendering Shares" at any time prior to the Expiration Date.

    We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of the Fund, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

    6. MATERIAL TAX CONSIDERATIONS The following is a discussion of the material U.S. federal income tax consequences of the Fund Offer to holders of Common Shares whose stock is tendered and accepted for payment pursuant to the Fund Offer. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations, Internal Revenue Service

("IRS") rulings and judicial decisions, all as currently in effect and all of which may be changed (possibly with retroactive effect) by later legislative, judicial or administrative action. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder's particular circumstances or to a holder subject to special treatment under the U.S. federal income tax law. Examples would be financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, stockholders holding Common Shares as part of a conversion transaction, as part of a hedge or hedging transaction or as a position in a straddle for tax purposes and certain U.S. expatriates. In addition, the discussion below does not consider the effect of foreign, state, local or other tax laws that may be applicable to particular holders. The discussion assumes that the Common Shares tendered are held as "capital assets" within the meaning of Code section 1221.

    Each holder of Common Shares should consult its own tax advisor as to the particular U.S. federal income tax consequences to it of participating in the Fund Offer and the applicability and effect of state, local or foreign tax laws.

    The tax treatment of a holder that tenders its Common Shares in the Fund Offer will depend on whether the holder's receipt of cash for Common Shares pursuant to the Fund Offer is treated as a sale or exchange of the Common Shares or instead as a distribution with respect to the Fund's stock that is actually or constructively owned by the holder.

    U.S. HOLDERS. As used herein, the term "U.S. Holder" means any holder of Common Shares that is, for U.S. federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized in or under the laws of the United States, (3) any trust the income of which is subject to U.S. federal income taxation regardless of its source or (4) an estate the administration of which is subject to the primary supervision of a U.S. court and for which one or more U.S. persons can make all substantial decisions.

    CHARACTERIZATION OF THE SALE OF COMMON SHARES PURSUANT TO THE FUND OFFER. The sale of Common Shares by a holder pursuant to the Fund Offer will be treated as a "sale or exchange" for U.S. federal income tax purposes only if the receipt of cash upon such sale:

       1.  is "substantially disproportionate" with respect to the holder,

       2. results in a "complete redemption" of the Fund's stock owned by the holder, or

       3. is "not essentially equivalent to a dividend" with respect to the holder.

    In determining whether any of the above three tests is satisfied, a holder must take into account not only stock that it actually owns, but also stock that it constructively owns within the meaning of Code section 318. Further, contemporaneous dispositions or acquisitions of the Fund's stock by a holder or related individuals or entities may be deemed to be part of a single integrated transaction that will be taken into account in determining whether any of the three tests has been satisfied.

        1.  SUBSTANTIALLY DISPROPORTIONATE

        The purchase of Common Shares pursuant to the Fund Offer will be substantially disproportionate with respect to a holder if the percentage of the Fund's then outstanding stock actually and constructively owned by the holder immediately after the purchase is less than 80% of the percentage of the Fund's stock owned by the holder determined immediately before the purchase. In no event will a purchase of Common Shares be substantially disproportionate with respect to a holder that owns 50% or more of the Fund's combined voting power after the conclusion of the Fund Offer.

        2.  COMPLETE REDEMPTION

        The purchase of Common Shares pursuant to the Fund Offer will result in a complete redemption of a holder's equity interest if (i) all of the Fund's stock actually owned by the holder is sold pursuant to the Fund Offer,
    (ii) all of the Fund's stock constructively owned by the holder, is sold pursuant to the Fund Offer or, with respect to stock owned by certain related individuals, the holder is entitled to and effectively waives, in accordance with Code section 302(c), attribution of the Fund's stock that otherwise would be considered as constructively owned by the holder and
    (iii) after the Shares are sold the holder does not actually or constructively (taking into account the effect of a waiver of constructive ownership as provided in clause (ii)) own any other class of the Fund's stock. Holders wishing to satisfy the complete redemption test through waiver of the constructive ownership rules should consult their tax advisors.

        3.  NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND

        The purchase of Common Shares pursuant to the Fund Offer will be treated as not essentially equivalent to a dividend if the reduction in the holder's proportionate interest in the Fund's stock as a result of our purchase of Common Shares constitutes a "meaningful reduction" of the holder's interest. Whether the receipt of cash by a holder who sells Common Shares pursuant to the Fund Offer will result in such a meaningful reduction will depend upon the holder's particular facts and circumstances. Generally, even a small reduction in the percentage ownership interest of a holder whose relative stock interest in a publicly held corporation (such as the Fund) is minimal and who exercises no control over the corporation's business should constitute a meaningful reduction. Holders should consult their own tax advisors regarding the application of this test to their particular circumstances.

        Assuming any of the above three tests is satisfied with respect to a sale of Common Shares by a U.S. Holder pursuant to the Fund Offer, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash it receives and its tax basis in the Common Shares sold. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Common Shares sold were held for more than one year. Capital loss can generally only be used to offset capital gain. Under current law, long-term capital gain of a U.S. individual is subject to a maximum 15% U.S. federal income tax rate.

        If none of the three tests is satisfied with respect to a sale of Common Shares by a U.S. Holder pursuant to the Fund Offer, the U.S. Holder will be treated as having received a distribution from the Fund with respect to the U.S. Holder's stock in an amount equal to the cash it receives pursuant to the Fund Offer. The distribution, in form, will likely be treated as an ordinary income dividend, a capital gain dividend and/or a return of capital distribution, depending, in part, on the amount of the Fund's current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Current law imposes a maximum 15% U.S. federal income tax rate with respect to "qualified dividend income" of U.S. individuals. However, dividends paid by REITs generally are not "qualified dividend income." Thus, all or a portion of any amount that a U.S. Holder receives from the Fund's in connection with the Fund Offer that is treated as a dividend may not constitute qualified dividend income eligible for the reduced 15% U.S. federal income tax rate. Any portion of a distribution that would be classified as a dividend but for the fact that it exceeds the Fund's current or accumulated earnings and profits will reduce the U.S. Holder's tax basis in its Common Shares until that basis is brought to zero and then as gain from the sale or exchange of such Common Shares. Any basis of a U.S. Holder in Common Shares surrendered pursuant to the Fund Offer that is not reduced as described in the preceding sentence generally will be added to its basis in its retained shares of the Fund's stock.

    FOREIGN HOLDERS. As used herein, the term "Foreign Holder" means any holder other than a U.S. Holder. The following discussion does not address the U.S. federal income tax consequences to Foreign Holders that beneficially held more than 5 percent of the Fund's stock at any time. Any such Foreign Holder should consult their own tax advisor regarding the U.S. federal income tax consequences of the Fund Offer. Except as described below and subject to the discussion concerning backup withholding, a Foreign Holder will not be subject to U.S. federal income tax on gains realized on the sale of Common Shares pursuant to the Offer unless (i) the gain is effectively connected with the foreign Holder's conduct of trade or business within the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Foreign Holder or (ii) in the case of an individual Foreign Holder, he or she is present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are present.

    To the extent a portion of the sales proceeds paid pursuant to the Fund Offer is treated as a dividend, it will be subject to a 30% U.S. withholding tax, which the Fund will withhold, unless the tax is reduced by an applicable income tax treaty between the United States and the Foreign Holder's country of residence and the Foreign Holder submits proper evidence on Form W-8BEN, or other applicable forms, that qualifies for benefits under such treaty. In lieu of the 30% withholding tax, a Foreign Holder will be subject to U.S. federal income tax on the portion, if any, of a payment that is treated as a dividend and that is effectively connected with the Foreign Holder's conduct of a trade or business within the United States.

    FOREIGN HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAW.

    BACKUP WITHHOLDING. Payments to U.S. Holders pursuant to the Fund Offer generally will be subject to information reporting requirements. To avoid the imposition of backup withholding (see the next paragraph), a U.S. Holder should complete the Substitute IRS Form W-9 provided in the Letter of Transmittal and either (i) provide its correct taxpayer identification number ("TIN"), which, in the case of an individual U.S. Holder, is his or her social security number, and certain other information, or (ii) establish a basis for an exemption from backup withholding. Certain holders (including, among others, corporations, individual retirement accounts and certain foreign individuals) are exempt from these backup withholding and information reporting requirements.

    If we are not provided with the correct TIN or an adequate basis for exemption, a U.S. Holder may be subject to backup withholding at a rate of 28% imposed on the gross proceeds received in the Fund Offer (regardless of the amount of gain, or loss, the holder may realize from the proceeds). If backup withholding results in an overpayment of taxes, a refund or credit may be obtained only directly from the IRS, provided that the required information is provided to the IRS.

    THIS TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION. THE TAX CONSEQUENCES OF THE RECEIPT OF CASH PURSUANT TO THE FUND OFFER MAY VARY DEPENDING ON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE OFFERING HOLDER. NO INFORMATION IS PROVIDED AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE FUND OFFER. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF TENDERING COMMON SHARES UNDER THE FUND OFFER AND THE EFFECT OF THE CONSTRUCTIVE OWNERSHIP RULES MENTIONED ABOVE.

    7. PRICE RANGE OF COMMON SHARES; DIVIDENDS. The Common Shares are listed and principally traded on the NYSE. The following table sets forth for the periods indicated the high and low sales prices per Common Share on the NYSE based on published financial sources.

                                                                HIGH       LOW
                                                              --------    ------
2002
  Fourth Quarter (from Dec. 2 through Dec. 31)..............   $15.17     $15.00
2003
  First Quarter.............................................   $15.95     $14.35
  Second Quarter............................................   $16.93     $15.02
  Third Quarter.............................................   $16.85     $16.00
  Fourth Quarter............................................   $18.85     $16.66
2004
  First Quarter.............................................   $19.98     $18.29
  Second Quarter............................................   $20.14     $14.85
  Third Quarter (though Sept. 30, 2004).....................   $20.50     $17.54

    On September 30, 2004, the last completed trading day prior to the commencement of the Fund Offer, the last reported sales price of the Common Shares reported on the NYSE was $19.72.

    We urge you to obtain current market quotations for the Common Shares.

    8. CERTAIN INFORMATION CONCERNING THE FUND. The Fund was incorporated in Maryland on September 11, 2002. In November, 2002, the Fund completed its initial public offering of Common Shares. The Fund's principal executive offices are located at 605 Third Avenue, New York, NY 10158-0180, telephone:
(877) 628-2583. The Fund is organized as a non-diversified, closed-end management investment company. The Fund's primary investment objective is to provide high current income, and its secondary objective is to provide capital appreciation. The Fund seeks to accomplish its investment objectives by investing in equity securities issued by real estate investment trusts ("REITs") and other real estate companies.

    AVAILABLE INFORMATION ABOUT THE FUND. The Fund is subject to the informational requirements of the Investment Company Act of 1940, as amended (the "1940 Act"), and in accordance therewith files annual reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Fund is required to disclose in such proxy statements certain information, as of particular dates, concerning the Fund's directors and officers, their remuneration, the principal holders of the Fund's securities and any material interest of such persons in transactions with the Fund. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or free of charge at the Web site maintained by the SEC at http://www.sec.gov.

    Except as otherwise stated in the Fund Offer, the information concerning the Fund contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available.

    EFFECT OF THE FUND OFFER ON THE MARKET FOR THE COMMON SHARES; STOCK EXCHANGE LISTING(S); REGISTRATION UNDER THE 1940 ACT. Our purchase of Common Shares pursuant to the Fund Offer will reduce the number of Common Shares that might otherwise be traded publicly and may reduce the number of stockholders. Nonetheless, we anticipate that there will be a sufficient number of Common Shares outstanding and publicly traded following consummation of the Fund Offer to ensure a continued trading market for the Common Shares.

    Nevertheless, the foregoing may adversely impact the Fund's stock price, as well as its liquidity and the ability of Fund stockholders to purchase and sell Common Shares in an orderly manner, or at all.

    Our Common Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Common Shares as collateral. We believe that, following the purchase of Common Shares pursuant to the Fund Offer, the Common Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

    Common Shares we acquire pursuant to the Fund Offer will be canceled and returned to the status of authorized but unissued stock and will be available for us to issue without further stockholder action (except as required by applicable law or the rules of the NYSE or any other securities exchange on which the Common Shares are then listed) for purposes including, without limitation, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future compensation programs for directors.

    As noted earlier, the Common Shares are registered under the 1940 Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. We believe that our purchase of Common Shares pursuant to the Fund Offer will not result in deregistration of the Common Shares under the 1940 Act. Moreover, the Fund Offer also allows stockholders to sell a portion of their Common Shares while retaining a continuing equity interest in the Fund.

    Stockholders who determine not to tender their Common Shares in the Fund Offer will experience a proportionate increase in their relative equity interest in the Fund, and thus, in the Fund's future earnings and assets. Stockholders may be able to sell non-tendered Common Shares in the future on the NYSE or otherwise, including in connection with a sale of the Fund, at a net price as high as or higher than the Per Share Amount. The Fund can give no assurance, however, as to the price at which a stockholder may be able to sell their Common Shares in the future.

    TRANSACTION IN COMMON SHARES. Except for the recent purchase by Neuberger Berman, LLC ("NB LLC") pursuant to the Stock Purchase Agreement (discussed below), there have been no transactions by the Fund, its directors or executive officers to purchase or sell Common Shares in the last 60 days. As of September 30, 2004, the directors and executive officers of the Fund do not beneficially own any Common Shares.

    INTENT TO TENDER. To the best knowledge of the Fund, none of the Fund's executive officers, directors, or affiliates, including NB LLC, currently intends to tender Common Shares, if any, held of record or beneficially by such person for purchase pursuant to either the Fund Offer of the Horejsi Offer.

    AGREEMENTS INVOLVING THE FUND.  As previously disclosed in the Fund's
Schedule 14D-9 filed with the SEC on September 23, 2004 (the "Schedule 14D-9"), the Fund entered the a Common Stock Purchase Agreement with NB LLC (the "Stock Purchase Agreement") pursuant to which 139,535 Common Shares were issued in a private placement to NB LLC for $21.50 per Common Share and for the aggregate consideration of $3,000,003. Pursuant to the Stock Purchase Agreement, NB LLC has the right to demand registration for resale of these Common Shares upon customary terms. This summary description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, which is filed as Exhibit (a)(4) to the
Schedule 14D-9, and incorporated herein by reference.

    In addition, Neuberger Berman Management Inc. ("NB Management") acts as the Fund's investment manager. The following agreements involve the Fund and NB
Management:

    - MANAGEMENT AGREEMENT: Dated November 3, 2003, the Management Agreement generally provides that NB Management shall act as the investment adviser to the Fund and, as such, shall

      (i) obtain and evaluate such information relating to the economy, industries, businesses, securities markets and securities as it may deem necessary or useful in discharging its responsibilities thereunder,
      (ii) formulate a continuing program for the investment of the assets of the Fund in a manner consistent with its investment objectives, policies and restrictions, and (iii) determine from time to time securities to be purchased, sold, retained or lent by the Fund, and implement those decisions, including the selection of entities with or through which such purchases, sales or loans are to be effected. As compensation for all services rendered pursuant to the Management Agreement, the Fund pays NB Management an annual fee equal to 0.60% of the Fund's average daily managed assets, which fee has been reduced for a specified number of years pursuant to a contractual fee waiver discussed further below. The Management Agreement provides that it will remain in effect until October 31, 2005, and will remain in effect from year to year thereafter if approved annually by (i) the vote of the holders of a majority of the outstanding voting securities of the Fund, or by the Board, and also by
      (ii) the vote, cast in person at a meeting called for such purpose, of a majority of the independent Fund directors of the Board (collectively, the "Independent Fund Directors"). Pursuant to the terms of the Management Agreement, the Fund has agreed to indemnify NB Management against expenses incurred investigating or defending against claims for losses or liabilities resulting from any error of judgment or mistake of law or any loss to the Fund in connection with any matter to which the Management Agreement relates unless due to NB Management's willful misfeasance, bad faith, negligence or disregard of its duties under the Management Agreement. This summary description of the Management Agreement does not purport to be complete and is qualified in its entirety by reference to the Management Agreement, which is filed as EXHIBIT (e)(2) to the
      Schedule 14D-9 and incorporated herein by reference.

    - ADMINISTRATION AGREEMENT: Dated November 3, 2003, the Administration Agreement generally provides that NB Management shall supervise the business and affairs of the Fund and shall provide such services required for effective administration of the Fund as are not provided by employees or other agents engaged by the Fund. As compensation for all services rendered pursuant to the Administration Agreement, the Fund pays NB Management an annual fee of 0.25% of the Fund's average daily managed assets plus certain out-of-pocket expenses. The term of this Agreement shall remain in effect through October 31, 2005, and will remain in effect from year to year thereafter if approved annually by (i) the vote of the holders of a majority of the outstanding voting securities of the Fund, or by the Board, and also by (ii) the vote, cast in person at a meeting called for such purpose, of a majority of the Independent Fund Directors. Pursuant to the terms of the Administration Agreement, the Fund has agreed to indemnify NB Management against expenses incurred investigating or defending against claims for losses or liabilities resulting from any error of judgment or mistake of law or any loss to the Fund in connection with any matter to which the Administration Agreement relates unless due to NB Management's willful misfeasance, bad faith, negligence or disregard of its duties under the Administration Agreement. This summary description of the Administration Agreement does not purport to be complete and is qualified in its entirety by reference to the Administration Agreement, which is filed as EXHIBIT (e)(3) to the Schedule 14D-9 and incorporated herein by reference.

    - SUB-ADVISORY AGREEMENT: Dated November 3, 2003, the Sub-Advisory Agreement provides that, on behalf of the Fund, NB Management shall retain NB LLC to serve as the sub-advisor to the Fund. The Sub-Advisory Agreement provides that NB LLC furnishes to NB Management, upon reasonable request, the same type of investment recommendations and research that NB LLC, from time to time, provides to its employees for use in managing client accounts. NB Management pays for the services rendered by NB LLC based on the direct and indirect costs to NB LLC in connection with those services. The Sub-Advisory Agreement provides that it will remain in effect until October 31, 2005, and then will remain in effect from year to year thereafter if approved annually by (i) the vote of the holders of a majority of the outstanding voting securities of the Fund, or by the directors, and also by (ii) the vote, cast in person at a meeting called for such purpose, of a majority of the Independent Fund Directors. Pursuant to the terms of the Sub-Advisory Agreement, NB LLC is not liable for any act or omission or any loss suffered by the Fund or its stockholders under the Sub-Advisory Agreement unless due to willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under the Sub-Advisory Agreement. This summary description of the Sub-Advisory Agreement does not purport to be complete and is qualified in its entirety by reference to the Sub-Advisory Agreement, which is filed as EXHIBIT (e)(4) to the Schedule 14D-9 and incorporated herein by reference.

    - FEE WAIVER AGREEMENT: Dated November 25, 2002, NB Management has entered into a contractual fee waiver arrangement with the Fund to waive a portion of the Fund's 0.60% annual management fee for a specified number of years. Currently, the contractual fee waiver agreement provides for an annual management fee of 0.20%. The contractual fee waiver arrangement between the Fund and NB Management will continue in accordance with the terms of the Fee Waiver Agreement. This summary description of the Fee Waiver Agreement does not purport to be complete and is qualified in its entirety by reference to the Fee Waiver Agreement, which was incorporated as EXHIBIT (e)(5) to the Schedule 14D-9 and incorporated herein by reference. On September 22, 2004, NB Management agreed, at the request of the Board, to voluntarily waive all fees under the Management Agreement and Administration Agreement for an indefinite period. Because of waivers established when the Fund was new, the Fund has been paying management and administration fees at an annual rate of 0.45% of its managed assets.

    9. SOURCE AND AMOUNT OF FUNDS. We will need approximately $18,874,080 to purchase up to 943,704 Common Shares pursuant to the Fund Offer and to pay related fees and expenses. We will obtain such funds from the Fund's general corporate funds. In addition, the Fund entered into the Stock Purchase Agreement with NB LLC, pursuant to which NB LLC purchased 139,535 Common Shares for approximately $3 million; these proceeds will provide a portion of the funds necessary for the Fund Offer.

    10. BACKGROUND OF THE FUND OFFER. On September 2, 2004, the Horejsi Trusts filed a Schedule 13D first announcing their acquisition of 10.05% of the Common Shares and their intent to purchase as much as 50% of the Common Shares.

    On September 10, 2004, the Fund received a letter from Stewart Horejsi, on behalf of the Horejsi Trusts, announcing their intention to commence the Horejsi Offer as well as their desire to meet with the Board to discuss their plans. On September 10, 2004, the Horejsi Trusts commenced the Horejsi Offer and filed with the SEC a Schedule TO with respect to the Horejsi Offer, which included the Horejsi Trusts' Offer to Purchase and related Letter of Transmittal.

    The Board, at a meeting held on September 14, 2004, formed a special committee of independent Fund directors (the "Special Committee") and charged such committee with evaluating and assessing the terms of the Horejsi Offer, in consultation with the regular legal counsel to the Independent Fund Directors of the Board and special takeover and Maryland counsel (collectively, the "Legal Advisors").

    On September 14, 2004, counsel for the Independent Fund Directors responded to Mr. Horejsi's earlier letter and requested, in advance of a proposed meeting between the Special Committee and the Horejsi Trusts, the type of information that the Board annually requests when evaluating the Fund's investment advisor. On September 16, 2004, the Horejsi Trusts responded to counsel's letter dated September 14, 2004, but provided only a small portion of the previously requested information.

    On September 20, 2004, the Special Committee held meetings that the Legal Advisors attended. The Special Committee then listened to a presentation from Mr. Horejsi on behalf of the Horejsi Trusts and asked questions. Thereafter, representatives of NB Management made a presentation to the

Special Committee and responded to questions. The Special Committee then discussed, evaluated and assessed the terms of the Horejsi Offer, including information provided by Mr. Horejsi and NB Management, with the Legal Advisors.

    On September 21, 2004, the Special Committee reported back to the Independent Fund Directors regarding the Special Committee's September 20th meeting and its proposed recommendation to the Board in response to the Horejsi Offer. Thereafter, the Independent Fund Directors discussed, evaluated and assessed the terms of the Horejsi Offer. Later, the remaining directors joined the meeting and were briefed by the Special Committee and the Independent Fund Directors as to earlier discussions and proposed actions.

    On September 22, 2004, NB Management agreed, at the request of the Board, to voluntarily waive all fees under the Management and Administration Agreements for an indefinite period. Because of waivers established when the Fund was new, the Fund has been paying management and administration fees at an annual rate of 0.45% of its managed assets.

    After careful consideration, including consultation with the Legal Advisors, on September 23, 2004, the Special Committee unanimously concluded that the Horejsi Offer represented a substantial threat to the Fund and its stockholders and that the unsolicited, partial and hostile nature of the Horejsi Offer, and the plans announced for the Fund by the Horejsi Trusts, were designed to coerce stockholders of the Fund to tender shares into the Horejsi Offer on disadvantageous terms. Therefore, the Special Committee determined that the Horejsi Offer was not in the best interests of the stockholders and unanimously recommended to the Board that the full Board recommend that the Fund's stockholders reject the Horejsi Offer and not tender their shares to the Horejsi Trusts for purchase. Following receipt of such recommendation, the full Board concurred with the Special Committee and also made the same determination as the Special Committee regarding the Horejsi Offer. Therefore, the Board determined that the Horejsi Offer was not in the best interests of the stockholders and, by the unanimous vote of the directors present, recommended that the Fund's stockholders reject the Horejsi Offer and not tender their shares to the Horejsi Trusts pursuant to the Horejsi Offer.

    At this meeting, in light of the foregoing and based upon prior discussions and presentations by the Legal Advisors as well as the recommendation of the Special Committee, the Board then determined to do the following:

    - Approve the Stock Purchase Agreement with NB LLC pursuant to which 139,535 Common Shares have been issued to NB LLC for $21.50 per Common Share and for the aggregate consideration of $3,000,003.

    - Adopt resolutions, to be effective immediately after the issuance of shares to NB LLC pursuant to the Stock Purchase Agreement, electing the Fund to be subject to both the Maryland Control Share Acquisition Act (the "Control Share Act") as well as the Maryland Business Combination Act (the "Business Combination Act").

    - Authorize the Fund to promptly commence the Fund Offer for up to 943,704 Common Shares at a price of $20.00 per Common Share.

    - Adopt the Rights Agreement between the Fund and The Bank of New York, as rights agent, and in connection therewith authorized and declared a dividend of rights thereunder.

    - Authorize the commencement of a lawsuit against the Horejsi Trusts in the United States Federal Court for the District of Maryland, which alleges, among other things, that the Horejsi Offer (including the related Offer to Purchase) contains false and misleading statements in violation of the United States tender offer rules.

    On September 23, 2004, the Fund then:

    - ENTERED INTO THE STOCK PURCHASE AGREEMENT. The Fund entered into the Stock Purchase Agreement with NB LLC pursuant to which 139,535 Common Shares were issued in a private placement to NB LLC for $21.50 per Common Share and for the aggregate consideration of $3,000,003. Pursuant to the Stock Purchase Agreement, NB LLC has the right to demand registration for resale of these Common Shares upon customary terms. This summary description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, which is filed as an EXHIBIT (a)(4) to the
      Schedule 14D-9, and incorporated herein by reference.

    - ENTERED INTO THE RIGHTS AGREEMENT. Pursuant to the Board's resolution, a dividend was declared of one Right for each outstanding Common Share payable on October 7, 2004 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Fund three Common Shares at a price equal to the par value of such Common Shares (the "Purchase Price").

      Until 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 11% or more of the outstanding Common Shares (an "Acquiring Person") (such date being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Shares outstanding as of the Record Date, by such Common Shares with a copy of a Summary of Rights deemed attached to the Rights Agreement.

      The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Shares issued after the Record Date will be deemed to contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any Common Shares outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

      The Rights are not exercisable until the Distribution Date. The Rights will expire on January 21, 2005 (the "Final Expiration Date"), unless the Rights are earlier redeemed or exchanged by the Fund, in each case, as described below.

      The number of outstanding Rights and the number of Common Shares issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

      Common Shares purchasable upon exercise of the Rights will not be redeemable.

      In the event that any person or group of affiliated or associated persons becomes an Acquiring Person at any time after September 23, 2004, the Rights Agreement provides that proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person in excess of the Rights associated with 11% of the Common Shares outstanding on or prior to the Distribution Date or in excess of the 11% of the Rights outstanding after the Distribution Date (which will thereafter be void), will thereafter have the right to receive (subject to adjustment) upon exercise three Common Shares. At any time after any person or group becomes an Acquiring Person, the Board may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of three Common Shares per Right (subject to adjustment).

      The Rights Agreement provides that none of the Fund's directors or officers shall be deemed to beneficially own any Common Shares owned by any other director or officer by virtue of such persons acting in their capacities as such, including in connection with the formulation and publication of the Board's recommendation of its position, and actions taken in furtherance thereof, with respect to an acquisition proposal relating to the Fund or a tender or exchange offer for the Common Shares.

      In the event that the Fund is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, three shares of common stock of the acquiring company.

      No fractional Common Shares will be issued.

      At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 11% or more of the outstanding Common Shares, the Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board in its sole discretion may establish.

      The terms of the Rights may be amended by the Board without the consent of the holders of the Rights, including an amendment to (a) reduce the Redemption Price or (b) increase the Purchase Price, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person and its affiliates and associates).

      Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Fund, including, without limitation, the right to vote or to receive dividends.

      This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is filed as EXHIBIT (a)(5) to the Schedule 14D-9 and incorporated herein by reference.

    - ELECTED TO BE SUBJECT TO THE CONTROL SHARE ACT AND THE BUSINESS COMBINATION ACT: Immediately following the issuance of the shares pursuant to the Stock Purchase Agreement, the Fund elected to be subject to the Control Share Act as well as the Business Combination Act.

      In general, the Control Share Act provides that "control shares" of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by stockholders at a special meeting by a vote of two-thirds of the votes entitled to be cast on the matter (excluding shares owned by the acquiror and by officers or by directors who are employees of the corporation). "Control shares" are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within certain statutorily-defined ranges (one-tenth but less than one-third, one-third but less than a majority, and more than a majority of the voting power).

      In general, the Business Combination Act prohibits an interested stockholder (a stockholder that holds 10% or more of the voting power of the outstanding stock of the corporation) of a Maryland corporation from engaging in a business combination (generally defined to include a merger, consolidation, share exchange, sale of a substantial amount of assets, a transfer of the corporation's securities and similar transactions to or with the interested stockholder or an entity affiliated with the interested stockholder) with the corporation for a period of five years after the most recent date on which the interested stockholder became an interested stockholder.

      Based on publicly available information, immediately following the issuance of the shares pursuant to the Stock Purchase Agreement, no person owned any "control shares" under the Control Share Act or was an "interested person" under the Business Combination Act.

    - COMMENCED LITIGATION AGAINST THE HOREJSI TRUSTS: The Fund commenced a lawsuit against the Horejsi Trusts in the United States Federal Court for the District of Maryland. The complaint, which is filed as EXHIBIT (a)(6) to the Schedule 14D-9 and incorporated herein by reference, alleges, among other things, that the Horejsi Offer (including the related Offer to Purchase) contains false and misleading statements in violation of the United States tender offer rules.

    11. REASONS AND RECOMMENDATION OF THE BOARD. In reaching the conclusions and in making the recommendation described above, the Board and the Special Committee consulted with the Legal Advisors and Fund management, and took into account numerous factors, including but not limited to the following:

    - The fact that the Fund was recently formed in September 2002 to invest in real estate investment trusts and other real estate companies under the management of NB Management and the belief that the current stockholders of the Fund (other than the Horejsi Trusts) invested in the Fund based in part on those facts.

    - The belief that the current investors in the Fund acquired their interest in the Fund because of its limited investment focus and any change could adversely affect stockholders' individual asset allocation plans. Furthermore, the fact that the Fund is an income fund and stockholders have consistently received distributions from the Fund.

    - The fact that the Horejsi Trusts propose to change the Fund's investment strategy from a REIT sector fund to a fund that could invest in any asset anywhere in the world, in other words to what could be a "blind pool" as well as to replace the current Independent Fund Directors with handpicked candidates of the Horejsi Trusts.

    - The fact that since the Fund began operations on November 30, 2002, the Fund managed by NB Management has outperformed the funds managed by the investment advisors proposed by the Horejsi Trusts as well as market indices.(1) Since November 30, 2002, based on the average annual market return, the Fund has posted a 25.13% return, while the funds managed by the investment advisors proposed by the Horejsi Trusts have posted a 16.07% and 19.33% return. The Fund has significantly out-performed the Standard & Poor's 500 Composite Stock Index (the "S&P 500 Index"), nearly doubling the average annual market percentage return. The Fund has significantly out-performed the Lipper Closed-End Sector Equity Average, averaging approximately a 16% greater average annual return.

    - The belief that the Horejsi Trusts' proposed investment advisors do not have the same level of professional experience and investment resources as NB Management.

------------------------

(1) The foregoing performance calculations were based upon the average annual return, based on market price, from November 30, 2002 (the inception of the Fund) to September 17, 2004 (including reinvestment of dividends) for each of the Fund; the S&P 500 Index; the Lipper Closed-End Sector Equity Average; the Boulder Growth & Income Fund; and Boulder Total Return Fund.

    - The belief that the changes to the Fund proposed by the Horejsi Trusts if they gain control of the Fund would lead to substantially increased costs and may subject Fund stockholders to taxation whether or not they tender some or all of their shares to the Horejsi Trusts. The Horejsi Trusts' proposal to replace NB Management would significantly increase the Fund's current advisory fees, from 0.2% to perhaps as high as 1.25% of net assets. The Fund's restructuring to accommodate the Horejsi Trusts' proposal to change the Fund's investment policies and objectives would, the Board believes, subject the Fund and its stockholders to taxation and other unnecessary costs, which could be substantial.

    - The fact that the Horejsi Offer is for less than the net asset value of the Fund and was made without any premium based on the market price on the day before the Horejsi Offer was commenced.

    - The fact that the market for the Common Shares may become substantially less liquid if the Horejsi Trusts own 50% of the Common Shares.

    - The belief that, based on the foregoing, the Horejsi Offer is coercive because it is not for all the outstanding Common Shares, but instead is only for a controlling block. Such partial tender offers for control are coercive because they create an economic incentive to tender so that a stockholder will not be left as a minority stockholder in a controlled company holding an investment that may be worth less than before the consummation of the offer. The Horejsi Offer, if over-subscribed and successful, would leave all stockholders at least partially invested in the Fund, which could then have all of the detrimental characteristics described above. The Horejsi Offer allows the Horejsi Trusts to obtain control of the Fund without allowing stockholders that desire to dispose of their entire investment in the Fund the ability to sell their entire investment.

    - The belief that the Horejsi Offer is also coercive because stockholders who do not tender in the Horejsi Offer are threatened with a radical change in the Fund's investment policies and objectives and with potentially substantially increased fees and unplanned capital gains.

    - The fact that owning 50% of the outstanding Common Shares will allow the Horejsi Trusts to control the Fund in a matter of time. As the controlling stockholders, the Horejsi Trusts could take action without the consent of any minority stockholder that the minority stockholders might view as against their interests. For example, the Horejsi Trusts could cause the Fund to undertake a rights offering in which any stockholder that did not participate by purchasing additional shares in such offering would suffer economic dilution as a result. While the Horejsi Offer does not propose such action for the Fund if the Horejsi Trusts were to gain control, the Board believes that the past actions of the Horejsi Trusts suggest that a rights offering is a real possibility. For instance, in 2003, Boulder Total Return Fund (formerly Flaherty & Crumrine Preferred Income Management Fund before being taken over by Mr. Horejsi in 1999) made a one-for-three rights offering aimed at expanding the assets under Horejsi's management. For shareholders who did not participate in that rights offering, there was a significant dilution of their holdings and one month following the announcement, when the fund completed the offering, the fund's trading discount had widened to 22.6% to its net asset value.

    - The fact that the Fund has entered into an agreement to hedge its interest rate exposure, which agreement may be terminated in the event of certain change in control events, including the actions proposed by the Horejsi Trusts if their Horejsi Offer is successful. If the agreement terminates, the Fund would lose the benefit of the interest rate hedge and could be responsible for substantial termination costs.

    Your Board, by the unanimous vote of the directors present, determined that the Horejsi Offer is not in the best interests of the Fund and its stockholders and should be rejected. YOUR BOARD

RECOMMENDS THAT STOCKHOLDERS NOT TENDER INTO THE FUND OFFER OR THE HOREJSI OFFER. HOWEVER, IF A STOCKHOLDER IS INCLINED TO TENDER INTO ANY OFFER, YOUR BOARD URGES YOU TO TENDER ONLY INTO THE FUND OFFER. If you already have tendered in the Horejsi Offer, we urge you to demand that your Common Shares be returned. Your Board reached this conclusion after carefully considering the harmful effects that the Horejsi Offer would have for the Fund's stockholders as well as the coercive nature of such an offer.

    12.  PURPOSE AND STRUCTURE OF THE FUND OFFER; APPRAISAL RIGHTS.

    PURPOSE OF THE FUND OFFER. As previously disclosed in the Schedule 14D-9, the Fund Offer is one of several steps in your Board's plan to defend the Fund and its stockholders against the unsolicited, partial and coercive tender offer commenced by the Horejsi Trusts. For a further discussion of the additional steps taken by your Board in response to the Horejsi Offer, see Sections 10 and 11, respectively entitled "Background of the Fund Offer" and "Reasons and Recommendation of the Board." In addition, contrary to the Horejsi Offer, which proposes to change the Fund's investment policy to allow investment in any asset anywhere in the world, in other words to what could be considered a "blind pool", your Board has no intention of changing the Fund's investment strategy from a REIT sector fund.

    APPRAISAL RIGHTS.  Appraisal rights are not available in the Fund Offer.

    13. CONDITIONS TO THE FUND OFFER. Notwithstanding any other provision of the Fund Offer, the Fund will not be required to accept for payment, purchase or pay for any Common Shares tendered, and may terminate or amend the Fund Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Common Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after October 1, 2004 and before the payment date, any of the following events shall have occurred (or shall have been reasonably determined by the Fund to have occurred) that, in the Fund's reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by the Fund), make it inadvisable to proceed with the Fund Offer or with acceptance for payment:

    - there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly:

       - challenges the making of the Fund Offer, the acquisition of some or all of the Common Shares under the Fund Offer or otherwise relates in any manner to the Fund Offer; or

       - in the Fund's reasonable judgment, could materially and adversely affect the business, condition (financial or other), assets, income, operations or prospects of the Fund, or otherwise materially impair in any way the contemplated future conduct of the business of the Fund or materially impair the contemplated benefits of the Fund Offer to the Fund;

    - there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Fund Offer or the Fund, by any court or any authority, agency or tribunal that, in the Fund's reasonable judgment, would or might, directly or indirectly:

       - make the acceptance for payment of, or payment for, some or all of the Common Shares illegal or otherwise restrict or prohibit completion of the Fund Offer;

       - delay or restrict the ability of the Fund, or render the Fund unable, to accept for payment or pay for some or all of the Common Shares;

       - materially impair the contemplated benefits of the Fund Offer to the Fund, or

       - materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Fund or otherwise materially impair in any way the contemplated future conduct of the business of the Fund;

    - there shall have occurred:

       - any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

       - the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

       - a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefore;

       - the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including but not limited to an act of terrorism;

       - any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in the Fund's reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States;

       - any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of the Fund, have a material adverse effect on the business, condition (financial or other), assets, income, operations or prospects of the Fund or otherwise materially impair in any way the contemplated future conduct of the business of the Fund;

       - in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof; or

       - any decline in the market price of the Common Shares or in the Dow Jones Industrial Average, the S&P 500 Index, the NYSE Composite Index or the Nasdaq Composite Index, each by a material amount (including, without limitation, an amount greater than 10%) from the close of business on September 30, 2004;

    - a tender offer or exchange offer for any or all of the Common Shares (other than the Fund Offer and the Horejsi Offer), or any merger, business combination or other similar transaction with or involving the Fund or affiliates, shall have been proposed, announced or made by any person;

    - any of the following shall have occurred:

       - except for the Horejsi Trusts, any "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have been formed that shall own or have acquired or proposed to acquire, or any entity or individual shall have acquired or proposed to acquire, beneficial ownership of more than 5% of the outstanding Common Shares;

       - any entity, group or person who has filed a Schedule 13D or
         Schedule 13G with the SEC before October 1, 2004 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Common Shares; or

       - any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire the Fund or any of its respective assets or securities;

    - any change or combination of changes shall have occurred or been threatened in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of the Fund that in the Fund's reasonable judgment is or may reasonably be likely to be material and adverse to the Fund or that otherwise materially impairs in any way the contemplated future conduct of the business of the Fund;

    - any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Fund Offer shall not have been obtained on terms satisfactory to the Fund in its reasonable judgment; or

    - the Fund reasonably determines that the completion of the Fund Offer and the purchase of the Common Shares may

       - cause the Common Shares to be held of record by fewer than 300 persons; or

       - cause the Common Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

    The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any of these conditions, and may be waived by the Fund, in whole or in part, at any time and from time to time, before the payment date, in its sole discretion. The Fund's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by the Fund concerning the events described above will be final and binding on all parties.

    14. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS. We are not aware of any governmental license or regulatory permit that appears to be material to the Fund's business that might be adversely affected by our acquisition of Common Shares pursuant to the Fund Offer or, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Common Shares pursuant to the Fund Offer. Should any such approval or other action be required, we currently contemplate that, such approval or other action will be sought. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Fund's business or certain parts of the Fund's business might not have to be disposed of, any of which could cause us to elect to terminate the Fund Offer without the purchase of Common Shares thereunder. Our obligation under the Fund Offer to accept for payment and pay for Common Shares is subject to certain conditions. See "The Fund Offer--Conditions to the Fund Offer."

    15. FEES AND EXPENSES. The Fund has retained Georgeson to act as the Information Agent and The Bank of New York to act as the Depositary in connection with the Fund Offer. The Information Agent may contact holders of Common Shares by mail, telephone, telex, email, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Fund Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

    We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Common Shares pursuant to the Fund Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

    16. MISCELLANEOUS. The Fund Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Common Shares in any jurisdiction in which the making of the Fund Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our discretion, take such action as we may deem necessary to make the Fund Offer in any such jurisdiction and extend the Fund Offer to holders of Common Shares in such jurisdiction.

    No person has been authorized to give any information or make any representation on behalf of the Fund not contained in the Fund Offer or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

    We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Fund Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in "The Fund Offer--Certain Information Concerning the Fund--Available Information" of the Fund Offer (except that such information will not be available at the regional offices of the SEC).

                           NEUBERGER BERMAN REAL ESTATE INCOME FUND INC.

October 1, 2004

    The Letter of Transmittal and any other required documents should be sent to the Depositary at one of the addresses set forth below:

                     THE DEPOSITARY FOR THE FUND OFFER IS:

                              THE BANK OF NEW YORK

               BY MAIL:                        BY HAND/OVERNIGHT COURIER:

         The Bank of New York                     The Bank of New York
     Tender & Exchange Department             Tender & Exchange Department
            P.O. Box 11248                         101 Barclay Street
         Church Street Station           Receive & Deliver Window--Street Level
        New York, NY 10286-1248                    New York, NY 10286


                       FOR NOTICE OF GUARANTEED DELIVERY
                        (FOR ELIGIBLE INSTITUTIONS ONLY)
                                 BY FACSIMILE:
                                 (212) 815-6433

                    TO CONFIRM FACSIMILE TRANSMISSION ONLY:
                                 (212) 815-6212

    If you have questions or need additional copies of the Fund Offer and the Letter of Transmittal, you can contact the Information Agent at its address and relevant telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Fund Offer.

                  THE INFORMATION AGENT FOR THE FUND OFFER IS:

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      If you have any questions or need assistance in this matter, please contact our Information Agent:

                          GEORGESON [LOGO] SHAREHOLDER

                   Georgeson Shareholder Communications Inc.
                          17 State Street, 10th Floor
                               New York, NY 10004

             Banks and Brokerage Firms please call: (212) 440-9800
                   All Others Call Toll-Free: (877) 255-0133
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